First Business Bank Welcome Shareholders The 2021 Annual Meeting of Shareholders will begin on Friday, April 30, 2021 at 10:00 a.m. CDT
First Business Bank First Business Financial Services, Inc. 2021 Annual Meeting of Shareholders Friday, April 30, 2021 at 10:00 a.m. CDT

Agenda Annual Shareholder Meeting Q&A Session Shareholders who entered the meeting using their control number may submit questions by clicking on the message icon in the upper right corner of meeting center screen as seen in the example below. Questions will be answered during the Q&A Session following the conclusion of the Annual Shareholder Meeting. 269930206 First Business Bank First Business Financial Services, Inc. Meeting Center firstbusiness.bank
Rules of Conduct Guidelines for questions:
Questions should relate to the Annual Meeting or the company’s business or strategy.
Questions should not: Be unrelated to the Annual Meeting or the company’s business, operations, or strategy. Further personal interests that may not be of interest to all shareholders. Be rude or derogatory. Questions that do not follow these guidelines can be ruled out of order. Questions that are similar may be grouped together and answered once. Unauthorized recordings of the Annual Meeting are prohibited. A playback of the meeting will be posted on the Company’s investor relations website. firstbusiness.bank

Proposals Election of Directors: Laurie S. Benson Mark D. Bugher Corey A. Chambas John J. Harris Approve the amendment to the 2019 Equity Incentive Plan. Approve, on a non-binding advisory basis, the compensation for our named executive officers. Ratify the appointment of Crowe, LLP as our independent registered public accounting firm for 2021. firstbusiness.bank
Board of Directors Laurie Benson Mark Bugher    Carla Chavarria Corey Chambas Jan Eddy John Harris Ralph Kauten Tim Keane Jerry Kilcoyne Kent Lorenz Dan Olszewski     Carol Sanders firstbusiness.bank

Senior Management Corey Chambas President & CEO, FBFS Jodi Chandler Chief Human Resources Officer Barbara Conley General Counsel Mark Meloy CEO, First Business Bank Dan Ovokaitys Chief Information Officer Brad Quade Chief Credit Officer Dave Seiler Chief Operating Officer Ed Sloane Chief Financial Officer firstbusiness.bank
Preliminary Results Elected Directors: Laurie S. Benson Mark D. Bugher Corey A. Chambas John J. Harris Approved the amendment to the 2019 Equity Incentive Plan.
Approved, on a non-binding advisory basis, the compensation for our named executive officers. Ratified the appointment of Crowe, LLP as our independent registered public accounting firm for 2021. firstbusiness.bank

Shareholder Questions You can submit questions electronically by clicking on the message icon in the upper right corner of your meeting center screen. 269930206 First Business Bank First Business Financial Services, Inc. Meeting Center firstbusiness.bank
Additional Information Investor Relations Website: http://ir.firstbusiness.bank/ Contact Us: https://firstbusiness.bank/contact-us/ firstbusiness.bank

Thank You!